NEWS RELEASE

                                                     DETECTION SYSTEMS, INC.
                                    130 Perinton Parkway, Fairport, NY 14450



FOR IMMEDIATE RELEASE                                          August 14, 2000

   DETECTION SYSTEMS REPORTS RESULTS FOR THE FIRST QUARTER OF FISCAL 2001

Fairport, N.Y.-- Detection Systems, Inc., (Nasdaq: DETC) today reported results for its fiscal 2001 first quarter, which ended June 30, 2000. Net sales for fiscal 2001's first quarter were $33.8 million, as compared to $34.8 million for fiscal 2000. Net income for the quarter was $678,000, or $0.10 per diluted share, compared to $1.4 million, or $0.21 per diluted share a year ago. Excluding the impact of foreign currency losses, net income for the first quarter was $876,000, or $0.13 per diluted share.

Gross margin reached 42.4% during the quarter as compared to 39.7% last year. The increase in gross margin reflects the continued effect of manufacturing efficiency gains.

Operating income for the quarter was $1.7 million compared to $2.5 million a year ago. Operating income was impacted by an increase in research and development costs for new technology and expenses related to the recent opening of distribution offices in Argentina and Spain. Operating expenses also increased from the addition of Caetec S.r.l., the Company's Italian-based fire control technology subsidiary, which was acquired in the second quarter of fiscal 2000.

As part of its continuing share repurchase program, Detection Systems purchased $530,000 of its common stock during the first quarter. The Company has repurchased $1.3 million, or 142,500 shares, of its common stock since the program's inception in August 1999.

Despite a significant devaluation of foreign currencies, international sales were consistent with the prior year. Sales in the Asia-Pacific market were $5.6 million compared to $5.7 million last year. European operations reported quarterly sales of $8.0 million compared to $7.9 million last year. Sales in the North American market were $20.2 million for the first quarter compared to $21.2 million a year ago.

Karl Kostusiak, Chairman and CEO of Detection Systems, commented, "While this quarter had its challenges, our long-term outlook has never been stronger. Our gross margin continued to improve, reflecting the many efficiencies we have made in our manufacturing processes. Our quarterly results were affected by a planned increase in research and development and higher market development costs. We firmly believe that these investments are necessary to maintain our technology leadership position and are integral to our long-term growth strategy.

"Although we will continue to monitor the effects of industry consolidation on our revenues during the next few quarters, we believe that it will ultimately work in our favor. Many companies in the trade have expressed to us their concern about being too dependent on a single vendor and their desire to diversify their supply sources. Consequently, they are increasingly turning to us. We believe that we are uniquely positioned to capitalize on this opportunity because of our technology leadership, broad product offerings, reputation for quality, and international distribution capabilities."

Mr. Kostusiak continued, "Our enthusiastic outlook is supported by recent commitments from ADT Security Services (a unit of Tyco International
Ltd.), SecurityLink (a unit of SBC Communications, Inc.) and Motorola, to add our leading technologies to their product offerings. ADT will be adding our new NetCom technology and our Security Escort(R) system to their product offerings for certain applications. In connection with this, Security Escort's capabilities will be further enhanced for use in assisted living facility applications. SecurityLink has added NetCom, Security Escort and our line of fire control and communication equipment to the many products they currently purchase from us. Motorola has added our Security Escort system for use in their Caribbean region. These technologies are also available through many other dealers, including AFA Protection, Checkpoint Security, Diebold, Greater Alarm, Honeywell, Simplex, Vector Security, and members of Security Network of America.

"Regarding our new product initiatives, NetCom, which provides the capability for signaling, monitoring, and programming functions over local-area and wide-area networks, or the Internet, continues to generate tremendous interest in the marketplace," said Mr. Kostusiak. "We have a number of nationally recognized retailers and financial institutions that are evaluating this product for installation by our dealers. This offers significant sales growth opportunities over the next several years. Our other initiatives, such as in-building wireless systems, closed circuit television products, commercial fire products, and our new, intelligent detectors, are also progressing well. The promise shown through these new products is not limited to the U.S. market. We see similar potential with major companies in international markets. These opportunities give us added confidence in our long-term growth prospects," concluded Mr. Kostusiak.

The Company also announced that it has retained the investment banking firm of FleetBoston Robertson Stephens to explore a wide range of strategic alternatives designed to enhance shareholder value.

Detection Systems is a leading supplier of equipment to the electronic protection industry, with facilities in New York, California, Argentina, Australia, Belgium, China, France, Hong Kong, Hungary, Italy, New Zealand, Norway, Spain, Sweden and the United Kingdom. The Company designs, manufactures and markets electronic detection, control and communication equipment for security, fire protection, access control, and closed circuit television applications.

FINANCIAL RESULTS

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               SUMMARY CONSOLIDATED FINANCIAL DATA
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              (in thousands, except per share data)
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                                      Three Months Ended
                                           June 30,
                                          (unaudited)
                                         2000        1999
                                      --------------------
Net sales                           $ 33,842    $ 34,766
Costs and expenses
  Production                          19,507      20,964
  Research and development             2,800       2,293
  Marketing, admin. &  general         9,851       9,059
                                      --------    --------

Operating income                       1,684       2,450
Net interest expense                    (271)       (220)
Foreign exchange gain (loss)            (318)          8
Other income (expense)                    (5)         32
                                      --------    --------

Income before taxes                    1,090       2,270
Provision for taxes                      412         849
                                      ========    ========

Net income                          $    678    $  1,421
                                      ========    ========
Earnings per share
   Basic                            $   0.11    $    0.22
   Diluted                          $   0.10    $    0.21
Weighted average shares
   outstanding (basic)                 6,369        6,336
Weighted average shares
   outstanding (diluted)               6,778        6,818



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           SELECTED BALANCE SHEET DATA (in thousands)
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                                     (unaudited)
                                      6/30/00      3/31/00
                                     ----------   ----------
Assets
Cash and cash equivalents          $    3,254   $    7,799
Accounts receivable, net               23,032       22,505
Inventories, net                       37,014       32,594
Other current assets                    5,233        5,822
                                     ----------   ----------

Total current assets                   68,533       68,720
Total assets                       $   95,442   $   95,618
                                     ==========   ==========

Current liabilities                    17,949       17,591
Long-term debt                         16,074       16,583
Total liabilities                      36,917       37,154
Shareholders' equity                   58,525       58,464
Total liabilities and              $   95,442   $   95,618
shareholders' equity
                                     ==========   ==========


for additional information, contact:
DETECTION SYSTEMS, INC.                            Investor Relations Counsel:
Frank J. Ryan, Vice President       - OR -                 SM Berger & Company
Christopher P. Gerace, Vice President                          Steve Warcholak
(716) 223-4060             Website: www.dsworld.com             (216) 464-6400




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This   release   contains   forward-looking   information   which   involves
expressions  of  management's  current  expectations.   All  forward-looking
information  is  subject  to  various  risks and  uncertainties  that may be
beyond  the  Company's   control  and  may  cause  results  to  differ  from
management's current expectations. Information concerning factors that could cause actual results to differ materially from management's current expectations are set forth on pages 9 - 13 of the Company's 2000 Annual Report on Form 10-K.
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